Exhibit 99.1

4484 Wilshire Boulevard
Los Angeles, California 90010
(323) 937-1060
Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, SVP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: January 10, 2025

Mercury General Corporation Provides Preliminary Information Regarding Recent Wildfires in Southern California

LOS ANGELES, Calif. (January 10, 2025) – Mercury General Corporation (the “Company,” “Mercury” or "We") announced today its preliminary assessment of the impact of the recent wildfires in Southern California.

An extreme wind-driven wildfire event that began on January 7, 2025 has caused widespread damage across parts of Southern California. The wildfires continue to burn, and it will be some time before the Company has an estimate of the total losses caused by this event. Based on information available to date, we expect the losses to exceed our reinsurance retention level of $150 million.

The Company’s reinsurance program provides $1,290 million of limits on a per occurrence basis after covered catastrophe losses exceed the Company’s retention of $150 million. The Company’s reinsurance program also provides coverage for assessments from the California FAIR plan. To the extent that losses are reinsured, the reinsurance program calls for reinstatements of limits to cover future events. If the full $1,290 million limits are used up, then the total reinstatement premium would be $101 million.

Mercury claims adjusters are helping our customers with their claims and providing assistance during this difficult time of need. For policyholders seeking further guidance on the claims filing process, detailed information can be found at the Company’s online claims portal at: https://www.mercuryinsurance.com/claims/residence-claim.html.

About Mercury General Corporation

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers and direct-to-consumer sales in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and general economic conditions, including general market risks associated with the Company’s investment portfolio; the accuracy and adequacy of the Company’s pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; the Company’s ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in the states where it operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company’s success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the Company's ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases; court decisions and trends in litigation and health care and auto repair costs; and legal, cybersecurity, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on February 13, 2024.